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                DIALYSIS CORPORATION OF AMERICA AND SUBSIDIARIES

             EXHIBIT 11 -- COMPUTATION OF (LOSS) EARNINGS PER SHARE
                                  (UNAUDITED)


                                        THREE MONTHS ENDED      NINE MONTHS ENDED
                                           SEPTEMBER 30,           SEPTEMBER 30,
                                        1996        1995        1996        1995
                                        ----        ----        ----        ----
PRIMARY AND FULLY DILUTED
Weighted average shares outstanding   3,585,453   2,432,844   3,119,304    2,432,844
                                     ==========  ==========  ==========   ==========

Net (loss) income                    $   19,140  $   26,315  $  (35,925)  $   63,339
                                     ==========  ==========  ==========   ==========

Net (loss) income per share          $      .01  $      .01  $     (.01)  $      .03
                                     ==========  ==========  ==========   ==========
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